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                                   EXHIBIT 5

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            [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]


June 20, 1997

The Board of Directors
Landmark Community Bank
26 Church Street
Canajoharie, New York 13317-1117

         Re:  Landmark Financial Corp.
              Common Stock Par Value $.10 Per Share

Gentlemen:

    You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the Landmark Financial Corp. ("Company") Common Stock par value $.10 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

    We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

    This opinion has been prepared solely for the use of the Company in connection with the Form SB-2, and should not be used for any other purpose nor relied upon by any other person (except for the Securities and Exchange Commission in connection with its processing of the Form SB-2 and prospective investors in the Offering), without the prior written consent of this firm. We hereby consent to our firm being referenced under the caption "Legal Opinions."

                        Very truly yours,

                        Luse Lehman Gorman Pomerenk & Schick
                        A Professional Corporation


                        By:        /s/ Alan Schick
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                                   Alan Schick, Esq.